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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

China GrenTech Corporation Limited
(Name of Issuer)
ordinary shares, par value US$0.00002
(Title of Class of Securities)
16938P107**
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** The CUSIP Number relates to the Issuer’s ADRs. Each ADR represents 25 of the Issuer’s Ordinary Shares of par value US$0.00002 each.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered Private Equity Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Hong Kong

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered Asia Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Hong Kong

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered MB Holdings B.V.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Netherlands

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered Holdings (International) B.V.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Netherlands

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	SCMB Overseas Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered Bank

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	BK

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered Holdings Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS:

	Standard Chartered PLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,355,425

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,355,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,355,425 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

ITEM 1 (a).	NAME OF ISSUER:

China GrenTech Corporation Limited (the “Issuer”)

ITEM 1 (b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen, People’s Republic of China, 518026

ITEM 2 (a).	NAME OF PERSON FILING:

Standard Chartered Private Equity Limited (“SCPE”)

Standard Chartered Asia Limited (“Standard Chartered Asia”)

Standard Chartered MB Holdings B.V. (“Standard Chartered MB”)

Standard Chartered Holdings (International) B.V. (“Standard Chartered Holdings International”)

SCMB Overseas Limited (“SCMB Overseas”)

Standard Chartered Bank (“Standard Chartered Bank”)

Standard Chartered Holdings Limited (“Standard Chartered Holdings”)

Standard Chartered PLC (“Standard Chartered”)

(each a “Reporting Person” and collectively, the “Reporting Persons”). See Exhibit A.

ITEM 2 (b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

The address of the principal business office of SCPE is 20F, Henley Building, 5 Queen’s Road, Central, Hong Kong.

The address of the principal business office of Standard Chartered Asia is 30th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong.

The address of the principal business office of each of Standard Chartered MB, Standard Chartered Holdings International, SCMB Overseas, Standard Chartered Bank, Standard Chartered Holdings and Standard Chartered is 1 Aldermanbury Square, London EC2V 7SB.

ITEM 2 (c)	CITIZENSHIP:

SCPE: Hong Kong

Standard Chartered Asia: Hong Kong

Standard Chartered MB: Netherlands

Standard Chartered Holdings International: Netherlands

SCMB Overseas: United Kingdom

Standard Chartered Bank: United Kingdom

Standard Chartered Holdings: United Kingdom

Standard Chartered: United Kingdom

ITEM 2 (d).	TITLE OF CLASS OF SECURITIES:

ordinary shares

ITEM 2 (e).	CUSIP NUMBER:

16938P107

ITEM 3.	Not Applicable

ITEM 4.	OWNERSHIP:
(a) Amount beneficially owned

(i)	SCPE:	48,355,425
(ii)	Standard Chartered Asia:	48,355,425
(iii)	Standard Chartered MB:	48,355,425
(iv)	Standard Chartered Holdings International:	48,355,425
(v)	SCMB Overseas:	48,355,425
(vi)	Standard Chartered Bank:	48,355,425
(vii)	Standard Chartered Holdings:	48,355,425
(viii)	Standard Chartered:	48,355,425
In aggregate, the Reporting Persons listed above beneficially own 48,355,425 ordinary shares.

(b) Percent of class

(i)	SCPE:	7.7%
(ii)	Standard Chartered Asia:	7.7%
(iii)	Standard Chartered MB:	7.7%
(iv)	Standard Chartered Holdings International:	7.7%
(v)	SCMB Overseas:	7.7%
(vi)	Standard Chartered Bank:	7.7%
(vii)	Standard Chartered Holdings:	7.7%
(viii)	Standard Chartered:	7.7%
In aggregate, the Reporting Persons listed above beneficially own 48,355,425 ordinary shares, representing 7.7% of such class of shares.

All percentages based on 625,000,000 ordinary shares outstanding as of April 4, 2006.

(c) Number of shares as to which the person has

(i)	Sole power to vote or to direct the vote:

SCPE:	0
Standard Chartered Asia:	0
Standard Chartered MB:	0
Standard Chartered Holdings International:	0
SCMB Overseas:	0
Standard Chartered Bank:	0
Standard Chartered Holdings:	0
Standard Chartered: 0

(ii)	Shared power to vote or to direct the vote:

SCPE:	48,355,425
Standard Chartered Asia:	48,355,425
Standard Chartered MB:	48,355,425
Standard Chartered Holdings International:	48,355,425
SCMB Overseas:	48,355,425
Standard Chartered Bank:	48,355,425
Standard Chartered Holdings:	48,355,425
Standard Chartered:	48,355,425
In aggregate the Reporting Persons listed above have the power to dispose or to direct the disposition of 48,355,425 ordinary shares.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE

SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable

ITEM 10.	CERTIFICATION:

Not applicable
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2007

STANDARD CHARTERED PRIVATE EQUITY LIMITED.

By:	/s/ Andrew Dawson

Name:	Andrew Dawson

Title:	Director

STANDARD CHARTERED ASIA LIMITED

By:	/s/ Julian Fong Loong Choon

Name:	Julian Foon Loong Choon

Title:	Director

STANDARD CHARTERED MB HOLDINGS B.V.

By:	/s/ Cynthia Mcgibbon

Name:	Cynthia Mcgibbon

Title:	Director

STANDARD CHARTERED HOLDINGS (INTERNATIONAL) B.V.

By:	/s/ Cynthia Mcgibbon

Name:	Cynthia Mcgibbon

Title:	Director

SCMB OVERSEAS LIMITED

By:	/s/ Julie Bamford

Name:	Julie Bamford

Title:	Director

STANDARD CHARTERED BANK

By:	/s/ Julie Bamford

Name:	Julie Bamford

Title:	Company Secretary

STANDARD CHARTERED HOLDINGS LIMITED

By:	/s/ Julie Bamford

Name:	Julie Bamford

Title:	Company Secretary

STANDARD CHARTERED PLC.

By:	/s/ Julie Bamford

Name:	Julie Bamford

Title:	Deputy Group Secretary

LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement